CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form N-2 (Investment Company Act File No. 811-21031) of our report dated February 27, 2008, relating to the financial statements and financial highlights of ACP Funds Trust (comprising ACP Strategic Series Opportunities Fund and ACP Institutional Series Opportunities Fund) appearing in the Annual Report on Form N-CSR of ACP Funds Trust for the year ended December 31, 2007, and to the references to us under the headings “Independent Registered Public Accounting Firm” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
April 22, 2008